Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

between

KEYCORP

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

DATED AS OF FEBRUARY 27, 2008

supplementing that certain

Junior Subordinated Indenture

dated as of December 4, 1996

as supplemented by that certain

First Supplemental Indenture

dated as of June 13, 2005

and that certain

Second Supplemental Indenture

dated as of August 1, 2005

and that certain

Third Supplemental Indenture

dated as of June 20, 2006

and that certain

Forth Supplemental Indenture

dated as of November 21, 2006

FIFTH SUPPLEMENTAL INDENTURE, dated as of February 27, 2008 (this “Supplemental Indenture”), between KEYCORP, an Ohio corporation (hereinafter called the “Company”), having its principal office at 127 Public Square, Cleveland, Ohio 44114-1306, and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), a New York banking corporation, as Trustee (hereinafter called the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have entered into that certain Junior Subordinated Indenture, dated as of December 4, 1996 (the “Base Indenture”), that certain First Supplemental Indenture, dated as of June 13, 2005 (the “First Supplemental Indenture”), that certain Second Supplemental Indenture, dated as of August 1, 2005 (the “Second Supplemental Indenture”), that certain Third Supplemental Indenture, dated as of June 20, 2006 (the “Third Supplemental Indenture”), and that certain Fourth Supplemental Indenture, dated as of November 21, 2006 (the “Fourth Supplemental Indenture” and, together with the Third Supplemental Indenture, the Second Supplemental Indenture, the First Supplemental Indenture and the Base Indenture, the “Indenture”), providing for the issuance from time to time of Securities;

WHEREAS, pursuant to Sections 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture to be known as its 8.000% Junior Subordinated Debentures due March 15, 2068, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

Section 1.2. In addition, the following terms used in this Supplemental Indenture have the following respective meanings:

“Alternative Payment Mechanism” means the obligations and limitations applicable to the payment of Deferred Interest set forth in paragraphs (g) and (h) of Section 2.1.

“Base Indenture” has the meaning set forth in the Recitals.

“Change in 1940 Act Law” means a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority relating to the Investment Company Act of 1940.

“Commercially Reasonable Efforts” means, in connection with an attempted sale by the Company of Qualifying APM Securities pursuant to the Alternative Payment Mechanism, commercially reasonable efforts on the part of the Company to complete the sale of Qualifying APM Securities to third parties that are not affiliates of the Company. The Company will not be considered to have used its Commercially Reasonable Efforts to effect a sale of Qualifying APM Securities if it determines not to pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.

“Common Equity Issuance Cap” has the meaning set forth in Section 2.1(h) hereof.

“Common Stock” means the common shares of the Company, par value $1.00 per share, and includes treasury stock.

“Company” has the meaning set forth in the introductory paragraph to this instrument.

“Current Stock Market Price” means, with respect to Common Stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or if Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange or the Nasdaq Global Market on which Common Stock is traded or quoted on the relevant date, (ii) if Common Stock is not listed on any U.S. securities exchange or quoted on the Nasdaq Global Market on the relevant date the last quoted bid price for Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iii) if Common Stock is not so quoted the average of the mid-point of the last bid and ask prices for Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Debenture Default” has the meaning set forth in Section 5.1(b) of Annex A attached to this Supplemental Indenture.

“Debentures” has the meaning set forth in Section 2.1(a) hereof.

“Deferred Interest” means as of any particular time, accrued interest on the Debentures that was not paid on the applicable Interest Payment Date or at any time thereafter and that has not been cancelled pursuant to Section 2.1(m), and includes Additional Interest thereon accrued to such time.

“Eligible Equity Proceeds” means, for each relevant interest payment date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale, that the Company has received during the 180 days prior to such interest payment date from the issuance or sale in arm’s length transactions of Qualifying APM Securities, up to the Common Equity Issuance Cap and Maximum Share Number in the case of Qualifying APM Securities that are Common Stock or Qualified Warrants, and up to the Preferred Equity Issuance Cap in the case of Qualifying APM Securities that are Qualifying Preferred Stock and up to the Preferred Stock Issuance Cap and Maximum Share Number in the case of Mandatorily Convertible Preferred Stock.

“Fifth Deferral Anniversary” means the date that is five years after the date of commencement of an Optional Deferral Period, if on such date such Optional Deferral Period has not ended.

“Fifth Supplemental Indenture” means this Supplemental Indenture.

“First Supplemental Indenture” has the meaning set forth in the Recitals.

“Fourth Supplemental Indenture” has the meaning set forth in the Recitals.

“FRB” means the Board of Governors of the Federal Reserve System and includes the Federal Reserve Bank of Cleveland and any other Federal Reserve Bank having primary regulatory authority of the Company.

“Guarantee Agreement” has the meaning set forth in Section 2.1(a) hereof.

“Indenture” has the meaning set forth in the Recitals.

“Intent-Based Replacement Disclosure” means, as to any securities or combination of securities (together in this definition, “securities”), that the issuer of such securities has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the SEC made by the issuer under the Securities Exchange Act of 1934 prior to or contemporaneously with the issuance of such securities, that the issuer or any Subsidiary of the issuer will repay, redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, raised within 180 days prior to the applicable redemption or purchase date. Notwithstanding the use of the term “Intent-Based Replacement Disclosure” in the definition of Qualifying Preferred Stock, the requirement in such definition that a particular security or the related transaction documents include Intent-Based Replacement Disclosure shall be disregarded and given no force or effect for so long as the Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

“Investment Company Event” means the receipt by the Company and the Trust of an opinion of an independent counsel experienced in matters relating to investment companies (which opinion shall not have been rescinded) to the effect that, as a result of any Change in 1940 Act Law that becomes effective on or after the original issuance of the Trust Preferred Securities, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940.

“Make-whole Redemption Price” means a price equal to (x) 100% of the principal amount of the Debentures being redeemed or (y) if greater, the sum of the present values of the remaining scheduled payments of principal (discounted from March 15, 2013) and interest that would have been payable to and including March 15, 2013 (discounted from their respective interest payment dates) on the Debentures to be redeemed (not including any portion of such payments of interest accrued to the redemption date) to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points.

“Mandatorily Convertible Preferred Stock” means cumulative preferred shares of the Company with (a) no prepayment obligation on the part of the Company, whether at the election of the holders or otherwise and (b) a requirement that the preferred shares convert into shares of Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred shares, subject to customary anti-dilution adjustments.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally (or in the Company’s Common Stock or preferred stock specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Qualifying APM Securities are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental body having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying APM Securities;

(b) the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange on which the Company’s securities are then listed or traded) or governmental authority to issue or sell Qualifying APM Securities pursuant to the Alternative Payment Mechanism, and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;

(c) an event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying APM Securities would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (i) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Company to consummate such transaction, provided that no single suspension period contemplated by this paragraph (c) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (c) shall not exceed an aggregate of 90 days in any 180-day period;

(d) the Company reasonably believes, for reasons other than those referred to in paragraph (c) above, that the offering document for such offer and sale of Qualifying APM Securities would not be in compliance with a rule or regulation of the SEC and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (d) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (d) shall not exceed an aggregate of 90 days in any 180-day period;

(e) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis, and such event materially disrupts or otherwise has a material adverse effect on trading in, on the issuance and sale of, the Company’s Qualifying APM Securities;

(f) there shall have occurred a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, such that market trading in the Common Stock or Qualified Warrants has been materially disrupted;

(g) a material disruption shall have occurred in commercial banking or securities settlement or clearing services in the United States, and such disruption materially disrupts or otherwise has a material adverse effect on trading in on the issuance and sale of, the Company’s Qualifying APM Securities; or

(h) a banking moratorium shall have been declared by federal or state authorities of the United States, and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, on the issuance and sale of, the Company’s Qualifying APM Securities.

“Maximum Share Number” has the meaning set forth in Section 2.1(h)(ii).

“Optional Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company elects pursuant to Section 2.1(g) to defer all or part of any interest payment payable on such date and ending on the earlier of (i) the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all Deferred Interest.

“Parity Securities” means debt securities or guarantees of the Company ranking on a parity with the Debentures upon liquidation of the Company.

“Permitted Remedies” means, with respect to any securities, one or both of the following remedies: (a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and (b) complete or partial prohibitions on the issuer paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Preferred Stock Issuance Cap” has the meaning set forth in Section 2.1(h) hereof.

“Qualified Warrants” means net share settled warrants to purchase Common Stock that (1) have an exercise price greater than the Current Stock Market Price of the Common Stock as of the date the Company agrees to issue the warrants, and (2) the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to repurchase for cash in any circumstances. The Company intends that any Qualified Warrants issued in accordance with an Alternative Payment Mechanism will have exercise prices at least 10% above the current stock market price of its Common Stock on the date of issuance.

“Qualifying APM Securities” means Common Stock, Qualified Warrants, Mandatorily Convertible Preferred Stock or Qualifying Preferred Stock.

“Qualifying Capital Securities” has the meaning assigned to such term in the Replacement Capital Covenant.

“Qualifying Preferred Stock” means non-cumulative perpetual preferred shares of the Company that (a) ranks pari passu with or junior to all other preferred stock of the Company, and (b) either (x) is subject to a Qualifying Replacement Capital Covenant or (y) is subject to Intent-Based Replacement Disclosure and has a provision that provides for mandatory suspension of distributions or the payment of distributions on the applicable distribution date from Eligible Equity Proceeds upon its failure to satisfy one or more financial tests set forth therein, and (c) as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than Permitted Remedies up to the Preferred Equity Issuance Cap.

“Qualifying Replacement Capital Covenant” has the meaning specified in the Replacement Capital Covenant.

“Rating Agency Event” means an amendment, clarification or change has occurred in the equity criteria for securities such as the Debentures of any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934 that then publishes a rating for the Company (a “rating agency”), which amendment, clarification or change results in (i) the length of time for which such current criteria are scheduled to be in effect being shortened with respect to the Debentures or (ii) in a lower equity credit for the Debentures than the then applicable equity credit assigned by such rating agency or its predecessor on the date of this Supplemental Indenture.

“Regulatory Capital Event” means the reasonable determination by the Company that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or any applicable regulation of the United States or any political subdivision, or (ii) any official or administrative pronouncement or action or judicial decision for interpreting or applying such laws or regulations, which amendment or change is effective or pronouncement or decision is announced on or after the date of original issuance of the Trust Preferred Securities, there is more than an insubstantial risk of impairment of the Company’s ability to treat the Trust Preferred Securities (or any substantial portion thereof) as Tier 1 capital (or its then equivalent) for purposes of the capital adequacy guidelines of the FRB in effect and applicable to the Company; provided, however, that the distribution of the Debentures in connection with the liquidation of the Trust shall not in and of itself constitute a Regulatory Capital Event unless such liquidation shall have occurred in connection with a Tax Event or an Investment Company Event.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of February 27, 2008, of the Company, as the same may be amended or supplemented from time to time in accordance with the provisions hereof and thereof.

“SEC” means the United States Securities and Exchange Commission.

“Second Supplemental Indenture” has the meaning set forth in the Recitals.

“Special Event” means a Tax Event, a Rating Agency Event, a Regulatory Capital Event or an Investment Company Event.

“Supervisory Event” shall commence on the date the Company has notified the FRB of its intention both (i) to sell Qualifying APM Securities and (ii) to apply the net proceeds of such sale to pay Deferred Interest, and the FRB has disapproved of either of these actions even though the Company has affirmatively requested such approval. A Supervisory Event shall cease on the Business Day following the earliest to occur of (A) the tenth Business Day after the Company gives notice to the FRB as first described in this definition of “Supervisory Event” (or such longer period as may be required by the FRB order or by other supervisory action), so long as the FRB does not disapprove of either action mentioned in such notice, (B) a Tenth Deferral Anniversary, or (C) the day on which the FRB notifies the Company in writing that it no longer disapproves of the Company’s intention to both (1) issue and sell Qualifying APM Securities and (2) apply the net proceeds from such sale to pay Deferred Interest on the Debentures.

“Supplemental Indenture” has the meaning set forth in the introductory paragraph to this instrument.

“Tax Event” means the receipt by the Company or the Trust of an opinion of tax counsel (which may be the Company’s counsel or counsel of an Affiliate of the Company but not an employee of the Company or such an Affiliate and must be reasonably acceptable to the Property Trustee) experienced in tax matters (which opinion shall not have been rescinded), to the effect that, as a result of any (i) amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or (ii) amendment to or change in, an interpretation or application of the laws enumerated in clause (i) or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation and the publication of any judicial decision, or regulatory determination or administrative pronouncement on or after the date of this Supplemental Indenture, there is more than an insubstantial risk that (1) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Debentures, (2) interest payable by the Company to the Trust on the Debentures is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company, for United States federal income tax purposes, or (3) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Tenth Deferral Anniversary” means the date that is ten years after the date of commencement of an Optional Deferral Period, if on such date such Optional Deferral Period has not ended.

“Third Supplemental Indenture” has the meaning set forth in the Recitals.

“Treasury Dealer” means Citigroup Global Markets Inc. or KeyBanc Capital Markets Inc. (or their successors) or, if KeyBanc Capital Markets Inc. or Citigroup Global Markets Inc. (or their successors) refuses to act as Treasury Dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Treasury Rate” means the quarterly equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.

“Trust” has the meaning set forth in Section 2.1(a) hereof.

“Trust Agreement” has the meaning set forth in Section 2.1(a) hereof.

“Trust Preferred Securities” means the 8.000% Enhanced Trust Preferred Securities, liquidation amount $25 per security and up to $805,000,000 in the aggregate, issued by the Trust pursuant to the Trust Agreement.

“Trustee” has the meaning set forth in the introductory paragraph to this instrument.

“Underwriters” means the underwriters listed in Schedule I to the Pricing Agreement dated February 20, 2008, relating to the Trust Preferred Securities.

ARTICLE II

TERMS OF SERIES OF SECURITIES

Section 2.1. Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “8.000% Junior Subordinated Debentures due March 15, 2068” of the Company (the “Debentures”). The Debentures initially shall be issued to KeyCorp Capital X, a Delaware statutory trust (the “Trust”). The Trust Agreement for the Trust shall be the Amended and Restated Trust Agreement, dated as of February 27, 2008, among the Company, as Sponsor, Deutsche Bank Trust Company Delaware, as Delaware Trustee, Deutsche Bank Trust Company Americas, as Property Trustee, and the Administrative Trustees named therein (the “Trust Agreement”). A Guarantee will be issued pursuant to the Guarantee Agreement, dated as of February 27, 2008, between the Company and Deutsche Bank Trust Company Americas, as Guarantee Trustee (the “Guarantee Agreement”). The Trust Preferred Securities, as defined in this Supplemental Indenture, are the “Capital Securities” as defined in the Trust Agreement.

(b) Aggregate Principal Amount. The maximum aggregate principal amount of the Debentures which may be authenticated and delivered under the Indenture and this Supplemental Indenture is $700,010,000 (except for Debentures authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Debentures pursuant to Section 3.4, 3.6, 3.7, 9.6 or 11.6 of the Indenture); provided, that, if the Underwriters exercise their option to purchase additional Trust Preferred Securities, the maximum aggregate principal amount of the Debentures which may be authenticated and delivered under the Indenture and this Supplemental Indenture shall be $805,010,000 (except for Debentures authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Debentures pursuant to Section 3.4, 3.6, 3.7, 9.6 or 11.6 of the Indenture).

(c) Denominations. The Debentures will be issued only in fully registered form, and the authorized minimum denomination of the Debentures shall be $25 principal amount and any integral multiple thereof.

(d) Maturity. The principal amount of the Debentures shall be payable in full on March 15, 2068 subject to and in accordance with the provisions of the Indenture and this Supplemental Indenture.

(e) Rate of Interest. The rate at which the Debentures shall bear interest will be 8.000% per annum; the date from which such interest shall accrue is February 27, 2008; and the Interest Payment Dates on which such interest shall be payable are March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2008. Interest payments not paid when due will themselves accrue Additional Interest at the annual rate of 8.000% on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment shall be postponed to the next succeeding Business Day, without any interest or other payment in respect of such delay.

(f) To Whom Interest Payable. Interest will be payable to the person in whose name the Debentures are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that, interest payable on the Stated Maturity of the principal of the Debentures shall be paid to the Person to whom principal is paid.

(g) Option to Defer Interest Payments. Section 3.12 of the Indenture shall not apply to the Debentures, which shall be governed by the following provisions.

(i) The Company shall have the right, at any time and from time to time prior to the Maturity of the Debentures, to defer the payment of interest thereon for one or more Optional Deferral Periods consisting of no more than 20 consecutive quarters, or five consecutive years, without becoming subject to the obligations provided for in paragraph (h) of this Section 2.1. The Company shall also have the right, at any time and from time to time prior to the Maturity of the Debentures, to defer payment of interest thereon for one or more Optional Deferral Periods consisting of no more than 40 consecutive quarters, or ten years, without giving rise to an Event of Default (after giving effect to paragraph (j) of this Section 2.1). During an Optional Deferral Period, any Deferred Interest on the Debentures will accrue Additional Interest at an annual rate equal to 8.000%. No interest will be due and payable on the Debentures until the end of the Optional Deferral Period except upon a redemption of the Debentures during an Optional Deferral Period or upon the payment of current interest (but only to the extent required by Section 2.1(g)). The Company may elect to so defer payment of interest by delivering to the Trustee written notice of such election at least ten

Business Days and not more than 60 Business Days prior to the applicable Interest Payment Date. Notwithstanding the foregoing, no Optional Deferral Period shall extend beyond the Maturity of the Debentures or, if earlier, the redemption or repayment in full of the Debentures.

(ii) (x) During any Optional Deferral Period, and, after a five-year Optional Deferral Period until the Company has paid all accrued and unpaid interest, or (y) at a time when (i) the Company has actual knowledge of an event that with the giving of notice or the lapse of time, or both, would constitute a Debenture Default, (ii) the Company has not taken reasonable steps to cure the Debenture Default and (iii) the Debentures are held by the Trust and the Company is in default with respect to its payment obligations under the Guarantee Agreement, the Company shall not, and shall not permit any Subsidiary of the Company to:

(A) declare or pay any dividends or distributions on or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, or make any guarantee payments relating to the foregoing, or

(B) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any Parity Securities or debt securities or guarantees of the Company that rank upon the Company’s liquidation junior to the Debentures, other than (1) purchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with (a) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, (b) purchases pursuant to a contractually binding requirement to buy shares existing prior to the commencement of the extension period, including pursuant to a contractually binding share repurchase plan, (c) transactions effected by or for the account of the customers of the Company or any Subsidiary or any affiliates of the Company or any Subsidiary or in connection with the distribution, trading or market-making in respect of the Trust Preferred Securities, (d) a dividend reinvestment or shareholder stock purchase plan, or (e) the issuance of capital stock of the Company (or securities convertible into or exercisable for such stock) as consideration in an acquisition transaction entered into prior to the Optional Deferral Period, (2) as a result of an exchange or conversion of any class or series of the Company’s capital stock (or any capital stock of a Subsidiary of the Company) for any class or series of the Company’s capital stock or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock, (3) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (4) any declaration of a dividend in connection with the implementation or amendment of any Company shareholders’ rights plan (or any successor thereto), or the issuance of rights, stock or other property under any such rights plan, or the redemption or repurchase of rights in accordance with any Company shareholders’ rights plan (or any successor thereto) (5) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock, and (6) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Debentures) and any payments of principal or of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities.

(iii) Upon the payment of all Deferred Interest then due on the Debentures, the Company may elect to begin a new Optional Deferral Period, which shall not extend beyond the Maturity or, if earlier, the redemption or repayment in full of the Debentures. After a Tenth Deferral Anniversary, the Company shall pay all Deferred Interest on the Debentures that has not been cancelled to the extent permitted by applicable law, to the Persons in whose names the Debentures are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date for such Tenth Deferral Anniversary.

(iv) In the case of any Optional Deferral Period that does not terminate on or prior to the first anniversary of the commencement of such Optional Deferral Period, the restrictions set forth in Section 2.1(g)(ii) shall continue in effect in respect of any redemption, purchase or repurchase of the Company’s securities that rank pari passu with or junior in interest to the Debentures upon the Company’s liquidation until the first anniversary of the termination of such Optional Deferral Period, unless any such redemption, purchase or repurchase is required by the FRB.

(v) The Company may pay current interest on any Interest Payment Date (including an Interest Payment Date that occurs after commencement of an Optional Deferral Period) from any source of funds. Except as provided below in this subparagraph (v), the Company shall not pay Deferred Interest from any source of funds other than Eligible Equity Proceeds. Notwithstanding the foregoing provisions of this Section 2.1(g) and the provisions of Section 2.1(h), if, during an Optional Deferral Period, a Supervisory Event has occurred and is continuing, the Company may choose to pay Deferred Interest using cash from any source, but the Company is not obligated to do so and its election to do so will not constitute a breach of its obligation under Section 2.1(h) or any other provision of this Supplemental Indenture.

(h) Payment of Deferred Interest.

(i) Commencing on the earlier of (A) the Fifth Deferral Anniversary and (B) the date of any payment of current interest on the Debentures during an

Optional Deferral Period, if any Deferred Interest is outstanding, the Company shall continuously use its Commercially Reasonable Efforts to effect sales of Qualifying APM Securities in an amount that will generate sufficient net Eligible Equity Proceeds to enable the Company to pay in full all Deferred Interest on the Debentures then outstanding. Notwithstanding (and as a qualification to) the foregoing or any other provision of this Supplemental Indenture, (x) the Company shall not be obligated to make offers for or effect sales of Qualifying APM Securities during the occurrence and continuation of a Market Disruption Event or a Supervisory Event, (y) the Company will be permitted to pay Deferred Interest using cash from any source upon the occurrence of a Supervisory Event as provided for in paragraph (v) of Section 2.1(g) and (z) the Company shall not pay interest on the Debentures at a time when such payment would violate a specific prohibition against payment of interest contained in the terms of any Parity Securities or securities ranking senior to the Debentures upon a liquidation of the Company. The Company’s obligation to use Commercially Reasonable Efforts to sell Qualifying APM Securities to pay all Deferred Interest on the Debentures shall resume at such time as no Market Disruption Event or Supervisory Event exits or is continuing.

(ii) The Company is not permitted to sell Common Stock, Qualified Warrants on Mandatorily Convertible Preferred Stock such that the Common Stock to be issued (or which would be issuable upon exercise or conversion thereof) would be in excess of the “Maximum Share Number,” determined pursuant to this sub-paragraph (ii), for the purpose of satisfying the Company’s obligations under Section 2.1(h)(i) or otherwise paying Deferred Interest on the Debentures then outstanding. The Maximum Share Number initially is 110 million shares. If the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Maximum Share Number shall be correspondingly adjusted. The Company shall increase the Maximum Share Number (including through the increase of its authorized share capital, if necessary) to an amount that would allow the Company to raise sufficient proceeds to satisfy its obligations to pay Deferred Interest in full at the end of the first year of an Optional Deferral Period (and on each subsequent anniversary of the end of the first year of an Optional Deferral Period to the extent that an Optional Deferral Period would last more than one year), if the then-current Maximum Share Number would not allow the Company to raise sufficient proceeds to satisfy its obligations to pay Deferred Interest at such time assuming a price per share equal to the average trading price of the Company’s common stock over the ten-trading-day period preceding such date; provided, however, that the Company will not be obligated to increase the Maximum Share Number above 265 million shares. Until the Tenth Deferral Anniversary, a default will occur if the Company does not increase the Maximum Share Number to an amount that is greater than 110 million shares when required to do so as described above, provided that no default will occur if the Company has increased the Maximum Share Number to 265 million shares.

(iii) Following the earlier of (A) the Fifth Deferral Anniversary and (B) the date of any payment of current interest during an Optional Deferral Period, the Company shall apply the net proceeds received by it from sales of Qualifying APM Securities to the payment of all amounts owing in respect of Deferred Interest with net proceeds to be paid promptly after receipt until all amounts owing in respect of Deferred Interest have been paid in full; provided, however, that the Company shall not be obligated to sell Qualifying APM Securities or apply the proceeds of sales thereof to payment of Deferred Interest if a Market Disruption Event or a Supervisory Event has occurred and is continuing; provided, further, that if a Supervisory Event occurs because the FRB permits the Company to sell Qualifying APM Securities but disapproves the application of the net proceeds of such sale to pay deferred interest, the Company may, if the FRB so directs, sell Qualifying APM Securities and apply the proceeds to a purpose other than paying Deferred Interest without creating a breach of its obligations under this Section 2.1(h) or any other provision of this Supplemental Indenture. In the event that net proceeds received by the Company from one or more sales of Qualifying APM Securities following the earlier of (x) such Fifth Deferral Anniversary and (y) the date of any payment of current interest during an Optional Deferral Period are not sufficient to satisfy the full amount of Deferred Interest, such net proceeds will be paid to the holders of the Debentures on a pro rata basis; provided, however, that, if the Company has outstanding at such time any Parity Securities under the terms of which the Company is obligated (I) to sell Qualifying APM Securities and apply the net proceeds to payment of deferred interest (including additional interest thereon) or (II) to apply the proceeds of any Qualifying APM Securities to payment of deferred interest (including additional interest thereon), then on any date and for any period the amount of net proceeds received by the Company from such sales of Qualifying APM Securities and available for payment of Deferred Interest shall be applied to the Debentures and such Parity Securities on a pro rata basis, taking into account any net proceeds from the sales of securities other than Qualifying APM Securities that would be permitted to be applied to the payment of deferred interest (including additional interest thereon) on any such Parity Securities but not on the Debentures. Notwithstanding the above, the Company shall not be obligated to sell Qualifying APM Securities or to apply such net proceeds or any portion thereof to the payment of Deferred Interest during the occurrence and continuation of Market Disruption Event or a Supervisory Event.

(iv) If on any date or for any period the Company pays interest on any class of Parity Securities in an amount that is less than the full amount of accrued but unpaid interest, the Company shall make payments on all outstanding classes of Parity Securities on the same date or for the corresponding period on a pro rata basis (based on the total amount then due), except and to the extent the terms of such Parity Securities will prohibit the Company from doing so, or except to the extent such payment is made pursuant to Section 2.1(g)(ii) and that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities.

(v) Notwithstanding anything to contrary in this Supplemental Indenture, the Company will not be obligated to issue Qualifying APM Securities that are of Common Stock (or Qualified Warrants if the definition of Qualifying APM Securities has been modified to exclude Common Stock) prior to the Fifth Deferral Anniversary if the gross proceeds of any issuance of Common Stock (or Qualified Warrants if the definition of Qualifying APM Securities has been modified to exclude Common Stock) applied during such Deferral Period to pay Deferred Interest, together with the gross proceeds of all prior issuances of Common Stock and Qualified Warrants so applied during such Deferral Period, would exceed an amount equal to 2% of the product of (1) the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive trading days ending on the fourth trading day immediately preceding the date of issuance and (2) the total number of issued and outstanding shares of Common Stock as of the date of the Company’s then most recent publicly available consolidated financial statements (the “Common Equity Issuance Cap”). Once the Company reaches the Common Equity Issuance Cap for an Optional Deferral Period, the Company will not be obligated to issue more Eligible Equity pursuant to this Section 2.1(h) prior to the Fifth Deferral Anniversary even if the Current Stock Market Price of the Company’s Common Stock or the number of outstanding shares of its Common Stock subsequently increase. The Common Equity Issuance Cap will cease to apply following the Fifth Deferral Anniversary, at which point the Company must repay any Deferred Interest, regardless of the time at which it was deferred, using proceeds from sales of Qualifying APM Securities that are Common Stock or Qualified Warrants, subject to any Market Disruption Event, Supervisory Event, and the Maximum Share Number. If the Common Equity Issuance Cap has been reached during an Optional Deferral Period and the Company subsequently repays all Deferred Interest, the Common Equity Issuance Cap will cease to apply at the termination of such Optional Deferral Period and will not apply again unless and until the Company starts a new Optional Deferral Period.

(vi) Notwithstanding anything to contrary in this Supplemental Indenture, the Company will not be obligated to issue Qualifying APM Securities that are Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock to settle Deferred Interest to the extent that the net proceeds of any issuance of Qualifying Preferred Stock applied to pay interest on the Debentures pursuant to the Alternative Payment Mechanism, together with the net proceeds of all prior issuances of Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock so applied during the current and all prior Deferral Periods, would exceed 25% of the aggregate principal amount of the outstanding Debentures (the “Preferred Stock Issuance Cap”).

(vii) If the Company engages in any transaction that is subject to Section 8.1 of the Indenture, where immediately after the consummation of such transaction more than 50% of the voting stock of the Person formed by such transaction, or the Person that is the surviving entity of such transaction, or the Person to whom such properties and assets are conveyed, transferred or leased in such transaction, is owned by the shareholders of the other party to such transaction, then the restrictions of this Section 2.1(h) shall not apply to any interest on the Debentures that is deferred and unpaid as of the date of consummation of such transaction and, with respect to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such transaction, Section 2.1(g)(iv) shall not apply.

(i) Notices.

(i) If during an Optional Deferral Period a Market Disruption Event has occurred and is continuing, the Company shall give, as promptly as possible after the Company becomes aware of such occurrence, a written notice to the Trustee, stating the date on which such Market Disruption Event has occurred, the nature thereof and what action it will take in connection therewith.

(ii) If during an Optional Deferral Period a Supervisory Event has occurred and is continuing, the Company shall give, as promptly as possible after the Company becomes aware of such occurrence, a written notice to the Trustee stating that a Supervisory Event has commenced and the actions it will take in connection therewith.

(iii) The Company shall give written notice to the FRB (A) no later than 5 Business Days following commencement of an Optional Deferral Period and (B) upon the earlier to occur of (1) the Fifth Deferral Anniversary of such Optional Deferral Period or (2) the payment of current interest during an Optional Deferral Period.

(iv) At least 25 Business Days in advance of the relevant payment date (or such longer period as may be required by the FRB or by other supervisory action) the Company shall give written notice to the FRB of its intent both (A) to sell Eligible Equity and (B) to apply the net proceeds from such sale to pay Deferred Interest, and shall only take any such actions if the FRB does not disapprove of any such actions within 10 Business Days (or such longer period as may be required by FRB order or by other supervisory action) after the Company gives such notice to the FRB or has withdrawn any prior disapproval.

(v) The Company shall give written notice to the Holders of the Debentures and the Trust shall give written notice to the holders of the Trust Preferred Securities prior to the effective date of any change in the definition of Qualifying APM Securities pursuant to Section 3.6 hereof.

(j) Events of Default. For the Debentures, Sections 5.1 and 5.2 of the Indenture shall not apply and shall be replaced with Annex A attached hereto.

(k) Location of Payment. Payment of the principal of (and premium, if any) and interest on the Debentures will be made at the corporate trust office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register; provided, further, that, for so long as the Trust appears on the Securities Register as a Holder of Debentures and in a timely manner has provided wire transfer instructions to the Company with respect to payments on the Debentures, all payments to the Trust as Holder of Debentures shall be made by wire transfer in immediately available funds to the account specified in such wire transfer instructions. The office where the Debentures may be presented or surrendered for payment and the office where the Debentures may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Debentures and the Indenture may be served shall be the Corporate Trust Office. The Trustee shall act as Paying Agent.

(l) Redemption.

(i) The Debentures are redeemable at the option of the Company, subject to the terms and conditions of Article XI of the Indenture and subject to the Company having received prior approval from the FRB if then required under applicable capital guidelines or policies of the FRB, (i) in whole or in part, at 100% of their principal amount plus accrued and unpaid interest, on one or more occasions at any time on or after March 15, 2013, (ii) in whole, at 100% of their principal amount plus accrued and unpaid interest, at any time if a Special Event other than a Rating Agency Event has occurred and is continuing and the Company cannot cure the Special Event by some reasonable action, in which case the Company may redeem the Debentures within 90 days following the occurrence of the Special Event, or (iii) in whole, at the Make-whole Redemption Price, plus accrued and unpaid interest, at any time if a Rating Agency Event has occurred and is continuing and the Company cannot cure the Rating Agency Event by some reasonable action, in which case the Company may redeem the Debentures within 90 days following the occurrence of the Rating Agency Event.

(ii) Notice of any redemption and, in the case of any redemption upon the occurrence and continuation of a Rating Agency Event, the amount of the Make-whole Redemption Price, will be given at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures at its registered address.

(m) Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Notwithstanding anything to the contrary in the Indenture or this Supplemental Indenture, each Holder of a Debenture, by such Holder’s acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the Company, such Holder shall have no claim for accrued and unpaid interest (including compounded interest thereon) that has not been settled through the application of the Alternative Payment Mechanism to the extent that the aggregate amount thereof exceeds the amount of the first two years of accumulated and unpaid Deferred Interest for any Optional Deferral Period.

(n) Sinking Fund. The Debentures shall not be subject to any sinking fund or analogous provisions.

(o) Forms. The Debentures shall be substantially in the form of Annex B attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Trust Agreement shall be substantially in the form of Annex D attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Guarantee Agreement shall be substantially in the form of Annex C attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(p) Subordination. The subordination provisions of Article XIII of the Indenture shall apply; provided, however, that for the purposes of the Debentures (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definitions of “Senior Debt” and “Senior Indebtedness” in the Indenture are hereby amended in their entirety to read as follows:

“‘Allocable Amounts,’ when used with respect to any Senior Subordinated Debt or Junior Subordinated Debt, means the amount necessary to pay all principal (and premium, if any) and interest, if any, on such Senior Subordinated Debt or Junior Subordinated Debt, as applicable, in full less, if applicable, any portion of such amount which would have been paid to, and retained by, the holders of such Senior Subordinated Debt or Junior Subordinated Debt, as applicable (whether as a result of the receipt of payments by the holders of such Senior Subordinated Debt or Junior Subordinated Debt, as applicable, or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior Subordinated Debt or Junior Subordinated Debt, as applicable, pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior Subordinated Debt or Junior Subordinated Debt, as applicable) but for the fact that such Senior Subordinated Debt or Junior Subordinated Debt, as applicable, is subordinate or junior in right of payment to trade accounts payable or accrued liabilities arising in the ordinary course of business.”

“‘Senior Debt’ means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation as to which, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that such obligation is not Senior Debt; provided, however, that Senior Debt does not include Senior Subordinated Debt, Junior Subordinated Debt or Pari Passu Securities.”

“‘Senior Indebtedness’ means (i) Senior Debt (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business), (ii) the Allocable Amounts of Senior Subordinated Debt, and (iii) the Allocable Amounts of Junior Subordinated Debt.”

Additionally,

“Pari Passu Securities” means (i) indebtedness (A) the terms of which provide that such indebtedness ranks equally with the Debentures, the Company’s 7% Junior Subordinated Debentures due June 15, 2066, and the Company’s 6.750% Junior Subordinated Debentures due 2066 upon the Company’s liquidation and (B) that qualifies or is issued to financing vehicles issuing securities that qualify as Tier 1 capital of the Company at the time of issuance under the capital guidelines of the FRB; and (ii) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (i)(B).

ARTICLE III

MISCELLANEOUS

Section 3.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

Section 3.2. The Article headings herein are for convenience only and shall not effect the construction hereof.

Section 3.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

Section 3.6. Without the consent of any Holders of the Debentures, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, to eliminate Common Stock, Qualified Warrants or Mandatorily Convertible Preferred Stock (but not both Common Stock and Qualified Warrants) from the definition of Qualifying APM Securities if the Company has been advised in writing by a nationally recognized independent accounting firm or an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that the failure to do so would result in a reduction in its earnings per share as calculated for financial reporting purposes

Section 3.7. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.8. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

*                *                *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

KEYCORP

By:	/s/ Daniel R. Stolzer
Name:	Daniel R. Stolzer
Title:	Vice President and Deputy General Counsel

Attest:

By:	/s/ Steven N. Bulloch
Name:	Steven N. Bulloch
Title:	Assistant Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Property Trustee on behalf of KeyCorp Capital X

By:	Deutsche Bank National Trust Company

By:	/s/ Kenneth R. Ring
Name:	Kenneth R. Ring
Title:	Vice President

By:	/s/ Rodney Gaughan
Name:	Rodney Gaughan
Title:	Vice President

Attest:

By:	/s/ David Contino
Name:	David Contino
Title:	Vice President

Annex A

Section 5.1. Events of Default; Debenture Default.

(a) “Event of Default”, wherever used herein with respect to the Debentures, means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article Thirteen or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of interest (including compounded interest) in full on any Debentures for a period of 30 days after a Tenth Deferral Anniversary; or

(2) (the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under the Bankruptcy Code or any other similar applicable Federal or State law, which decree or order shall have continued undischarged and unstayed for a period of 60 days; or the entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the winding up or liquidation of its affairs, which decree or order shall have continued undischarged and unstayed for a period of 60 days; or

(3) the commencement by the Company of voluntary proceedings to be adjudicated as bankrupt, or consent by the Company to the filing of a bankruptcy proceeding against it, or the filing by the Company of a petition or answer or consent seeking reorganization under the Bankruptcy Code or any other similar Federal or State law, or consent by the Company to the filing of any such petition, or the consent by the Company to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due.

(b) “Debenture Default,” wherever used herein with respect to Debentures, means any one of the following events (whatever the reason for such Default and whether it shall be occasioned by the provisions of Article Thirteen or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation or any administrative or governmental body):

(1) an Event of Default with respect to Debentures; or

(2) a default in the payment of any installment of interest (including any Additional Interest) on any Debenture when such interest becomes due and payable and such default continues for a period of 30 days (after giving effect to Section 2.1(g) of the Fifth Supplemental Indenture, including the Company’s deferred rights provided for therein), or

(3) a default in the payment of the principal of (or premium, if any, on) any Debenture at its Maturity; or

(4) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Debentures or in the Indenture (as supplemented, in the case of the Debentures, by the Fifth Supplemental Indenture), including under the Alternative Payment Mechanism, for a period of 90 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee by registered or certified mail or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures.

Section 5.2. Acceleration of Maturity; Rescission and Annulment.

If an Event of Default described in clause (1) of Section 5.1(a) with respect to the Debentures occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures may declare the principal amount of all the Debentures to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, for so long as the Trust is the holder of all of the Outstanding Debentures, if, upon such an Event of Default, the Trustee or the holders of at least 25% of the outstanding principal amount of the Debentures fails to declare the principal of all the Outstanding Debentures to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount (as defined in the Trust Agreement) of the Trust Preferred Securities then outstanding shall have the right to make such declaration by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Additional Interest) on all the Debentures shall become immediately due and payable. Payment of principal and interest (including any Additional Interest) on the Debentures shall remain subordinated to the extent provided in the Indenture (as supplemented by the Fifth Supplemental Indenture) notwithstanding that such amount shall become immediately due and payable as herein provided. If an Event of Default described in clause (2) or (3) of Section 5.1(a) with respect to Debentures occurs, the principal amount of all the Debentures shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

At any time after such a declaration of acceleration with respect to the Debentures has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in aggregate principal amount of the Outstanding Debentures, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(1) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue installments of interest (including any Additional Interest) on all the Debentures,

(B) the principal of (and premium, if any, on) the Debentures that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Debentures, and

(C) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all Events of Default with respect to the Debentures, other than the non-payment of the principal of the Debentures that has become due solely by such acceleration, have been cured or waived as provided in Section 5.13.

Annex B

Form of Debentures1

KEYCORP

8.000% Junior Subordinated Debentures due 2068

No.

$

CUSIP No.

KEYCORP, a corporation organized and existing under the laws of the State of Ohio (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay Deutsche Bank Trust Company Americas, as Property Trustee of KEYCORP CAPITAL X, or registered assigns, the principal sum of                      dollars ($                    ) on March 15, 2068. The Company further promises to pay interest on said principal sum from February 27, 2008 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2008, at the rate of 8.000% per annum, until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum, compounded quarterly. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month period and, for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Property Trustee or the principal offices of the Property Trustee under the Trust Agreement hereinafter referred to for KEYCORP CAPITAL X, is closed for business. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next

[1]	This form assumes that KeyCorp Capital X is the sole holder of record of the Debentures. If Debentures are held by any other Person, pursuant to Section 2.1 of the Base Indenture, the Company shall establish by Board Resolution a revised form of Debenture.

preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth (15) day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more full provided in said Indenture.

The Company shall have the right, at any time and from time to time during the term of this Security, to defer the payment of interest thereon for one or more Optional Deferral Periods consisting of no more than 20 consecutive quarters, or five consecutive years, without becoming subject to the obligations to issue Common Stock and pay Deferred Interest pursuant to Section 2.1(h) of the Fifth Supplemental Indenture. The Company shall also have the right, at any time and from time to time during the term of this Security, to defer payment of interest thereon for one or more Optional Deferral Periods consisting of no more than 40 consecutive quarters, or ten consecutive years, without giving rise to an Event of Default. The Company may elect to so defer payment of interest by delivering to the Trustee written notice of such election at least ten and not more than 60 Business Days prior to the applicable Interest Payment Date. Notwithstanding the foregoing, no Optional Deferral Period shall extend beyond the Stated Maturity of the principal of this Security.

(x) During any Optional Deferral Period, and, after a five-year Optional Deferral Period until the Company has paid all accrued and unpaid interest, or (y) at a time when (i) the Company has actual knowledge of an event that with the giving of notice or the lapse of time, or both, would constitute a Debenture Default, (ii) the Company has not taken reasonable steps to cure the Debenture Default and (iii) the Debentures are held by the Trust and the Company is in default with respect to its payment obligations under the Guarantee Agreement, the Company shall not, and shall not permit any Subsidiary of the Company to:

(a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, or make any guarantee payments relating to the foregoing, or

(b) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any Parity Securities or debt securities or guarantees of the Company that rank upon the Company’s liquidation junior to the Debentures, other than (1) purchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with (a) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, (b) purchases pursuant to a contractually binding requirement to buy shares existing prior to the commencement of the extension period, including pursuant to a contractually binding share repurchase plan, (c) transactions effected by or for the account of the customers of the Company or any Subsidiary or any affiliates the Company or any Subsidiary or in connection with the distribution, trading or market-making in respect of the Trust Preferred Securities, (d) a dividend reinvestment or shareholder stock purchase plan, or (e) the issuance of capital stock of the Company (or securities convertible into or exercisable for such stock) as consideration in an acquisition transaction entered into prior to the Optional Deferral Period, (2) as a result of an exchange or conversion of any class or series of the Company’s capital stock (or any capital stock of a Subsidiary of the Company) for any class or series of the Company’s capital stock or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock, (3) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (4) any declaration of a dividend in connection with the implementation or amendment of any Company shareholders’ rights plan (or any successor thereto), or the issuance of rights, stock or other property under any such rights plan, or the redemption or repurchase of rights in accordance with any Company shareholders’ rights plan (or any successor thereto), (5) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock, and (6) any payments of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Debentures) and any payments of principal or of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities.

Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least fifteen (15) days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register; provided, further, that for so long as KeyCorp Capital X appears on the Securities Register as a Holder of Debentures and in a timely manner has provided wire transfer instructions to the Company with respect to payments on the Debentures, all payments to KeyCorp Capital X as Holder of the Debentures shall be made by wire transfer in immediately available funds to the account specified in such wire transfer instructions.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior Debt (as such definition is modified in the Fifth Supplemental Indenture with respect to this Security), and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

KeyCorp

By:
Name:	Daniel R. Stolzer
Title:	Vice President and Deputy General Counsel

Attest:

Assistant Secretary

Dated:	February 27, 2008

Trustee’s Certificate of Authentication

This is one of the Securities referred to in the within mentioned Indenture.

Dated: February 27, 2008

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of December 4, 1996, as supplemented by the First Supplemental Indenture, dated as of June 13, 2005, a Second Supplemental Indenture, dated as of August 1, 2005, a Third Supplemental Indenture, dated as of June 20, 2006, a Fourth Supplemental Indenture, dated as of November 21, 2006, and a Fifth Supplemental Indenture, dated as of February 27, 2008 (the “Fifth Supplemental Indenture” and, together with the Supplemental Indentures referenced above, herein called the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $805,010,000 issuable on one or more occasions.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of February 27, 2008 (the “Trust Agreement”), for KEYCORP CAPITAL X, among KeyCorp, as Sponsor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

The Company may at any time, at its option, on or after March 15, 2013, and subject to the terms and conditions of Article XI of the Indenture and Section 2.1(l) of the Fifth Supplemental Indenture, and subject to prior approval by the Board of Governors of the Federal Reserve System if then required, redeem this Security in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date.

Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or a Regulatory Capital Event in respect of the Trust, the Company may, at its option, at any time within 90 days of the occurrence of such Tax Event, Investment Company Event or Regulatory Capital Event redeem this Security, in whole but not in part, subject to the provisions of Article XI of the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date.

Upon the occurrence and during the continuation of a Rating Agency Event, the Company may, at its option, at any time within 90 days of the occurrence of such Rating Agency Event redeem this Security, in whole but not in part, subject to the provisions of Article XI of the Indenture, at a redemption price equal to the Make-whole Redemption Price plus accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date.

Commencing on the earlier of (A) the Fifth Deferral Anniversary and (B) the date of any payment of current interest on the Debentures during an Optional Deferral Period, if any

Deferred Interest is outstanding, the Company shall continuously use its Commercially Reasonable Efforts to effect sales of Qualifying APM Securities in an amount that will generate sufficient net Eligible Equity Proceeds to enable the Company to pay in full all Deferred Interest on the Debentures then outstanding. Notwithstanding (and as a qualification to) the foregoing or any other provision of this Supplemental Indenture, (x) the Company shall not be obligated to make offers for or effect sales of Qualifying APM Securities during the occurrence and continuation of a Market Disruption Event or a Supervisory Event, (y) the Company will be permitted to pay Deferred Interest using cash from any source upon the occurrence of a Supervisory Event as provided for in paragraph (v) of Section 2.1(g) of the Fifth Supplemental Indenture and (z) the Company shall not pay interest on the Debentures at a time when such payment would violate a specific prohibition against payment of interest contained in the terms of any Parity Securities or securities ranking senior to the Debentures upon a liquidation of the Company. The Company’s obligation to use Commercially Reasonable Efforts to sell Common Stock to pay all Deferred Interest on the Debentures shall resume at such time as no Market Disruption Event or Supervisory Event exits or is continuing.

Following the earlier of (A) the Fifth Deferral Anniversary and (B) the date of any payment of current interest during an Optional Deferral Period, the Company shall apply the net proceeds received by it from sales of Qualifying APM Securities to the payment of all amounts owing in respect of Deferred Interest with net proceeds to be paid promptly after receipt until all amounts owing in respect of Deferred Interest have been paid in full; provided, however, that the Company shall not be obligated to sell Qualifying APM Securities or apply the proceeds of sales thereof to payment of Deferred Interest if a Market Disruption Event or a Supervisory Event has occurred and is continuing; provided, further, that if a Supervisory Event occurs because the FRB permits the Company to sell Qualifying APM Securities but disapproves the application of the net proceeds of such sale to pay deferred interest, the Company may, if the FRB so directs, sell Qualifying APM Securities and apply the proceeds to a purpose other than paying Deferred Interest without creating a breach of its obligations under Section 2.1(h) or any other provision of the Fifth Supplemental Indenture. In the event that net proceeds received by the Company from one or more sales of Qualifying APM Securities following the earlier of (x) such Fifth Deferral Anniversary and (y) the date of any payment of current interest during an Optional Deferral Period are not sufficient to satisfy the full amount of Deferred Interest, such net proceeds will be paid to the holders of the Debentures on a pro rata basis; provided, however, that, if the Company has outstanding at such time any Parity Securities under the terms of which the Company is obligated (I) to sell Qualifying APM Securities and apply the net proceeds to payment of deferred interest (including additional interest thereon) or (II) to apply the proceeds of any Qualifying APM Securities to payment of deferred interest (including additional interest thereon), then on any date and for any period the amount of net proceeds received by the Company from such sales of Qualifying APM Securities and available for payment of Deferred Interest shall be applied to the Debentures and such Parity Securities on a pro rata basis, taking into account any net proceeds from the sales of securities other than Qualifying APM Securities that would be permitted to be applied to the payment of deferred interest (including additional interest thereon) on any such Parity Securities but not on the Debentures. Notwithstanding the above, the Company shall not be obligated to sell Qualifying APM Securities or to apply such net proceeds or any portion thereof to the payment of Deferred Interest during the occurrence and continuation of Market Disruption Event or a Supervisory Event.

The foregoing is part of the Alternative Payment Mechanism set forth in the Fifth Supplemental Indenture and is subject to the qualifications, limitations and other provisions set forth in the Fifth Supplemental Indenture.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company of certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of all series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of this Security and of any Security issued upon the registration and transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less that 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fails to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture and Section 2.1(p) of the Fifth Supplemental Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under

Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and in any multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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